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Exhibit 4.56

n e w s    r e l e a s e

NORANDA ANNOUNCES WEBCAST OF ANNUAL GENERAL MEETING
AND CONFERENCE CALL FOR FIRST QUARTER 2003 RESULTS

Q1 2003 Financial Results to be Released on April 23, 2003

TORONTO, April 14, 2003 — Noranda Inc. announced today that it will webcast its Annual General Meeting (AGM) on Wednesday, April 23, 2003 at 10:00 a.m. EDT. The live webcast and slide presentation will be available through Noranda's website at www.noranda.com.

Noranda's Annual General Meeting will be held at:

The Design Exchange
234 Bay Street, 2nd Floor
Toronto, Ontario,

Quarterly Conference Call for Investors and Media

In addition, the conference call for investors and media to review the first quarter 2003 results will be webcast at 1:00 p.m. (EDT). It can also be accessed through Noranda's website at www.noranda.com.

Both events will be archived on Noranda's website at www.noranda.com. To access the replay, click on the Conference Call button on the home page.

Noranda Inc. is a leading international mining and metals company with more than 48 mining and metallurgical operations and projects under development in 17 countries. Noranda is one of the world's largest producers of zinc and nickel and is a significant producer of copper, primary and fabricated aluminum, lead, silver, gold, sulphuric acid and cobalt. Noranda is also a major recycler of secondary copper, nickel and precious metals. Noranda employs over 15,000 people. It is listed on The Toronto Stock Exchange and The New York Stock Exchange (NRD).

Contact:

Dale Coffin
Director, External Communications
Tel: 416-982-7161
dale.coffin@toronto.norfalc.com
www.noranda.com

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NORANDA ANNOUNCES WEBCAST OF ANNUAL GENERAL MEETING AND CONFERENCE CALL FOR FIRST QUARTER 2003 RESULTS Q1 2003 Financial Results to be Released on April 23, 2003